EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Priscilla M. Lu, Ph.D. to Chair Electric Vehicle Pioneer ZAP Board

SANTA ROSA, California (August 21, 2009) – The board of directors of electric vehicle pioneer ZAP (OTC BB: ZAAP) unanimously elected Priscilla M. Lu, Ph.D. as Chair of its Board of Directors.

Dr. Lu is a 30-year telecommunications and networking executive and entrepreneur formerly with AT&T Bell Laboratories as well as Founder, Chairman and CEO of interWAVE Communications Ltd., and ViDeOnline Communications Ltd.

“We are delighted to have Dr. Lu leading our Board of Directors,” said ZAP CEO Steve Schneider.  “With her vision and background, we unanimously agreed her passion, focus and global industry experience in technology companies producing exceptional quality and innovative products are ideally suited for ZAP’s Chair position.  Eqbal Al Yousuf was pleased to nominate her and shares the same vision and priorities in the significant opportunities ahead for ZAP.  He believes in the same principles of focus and building strong fundamentals, thus monetizing the practical experience base the Company has had through its long history in the electric vehicle industry.”

Dr. Lu, Ph.D. succeeds Eqbal Al Yousuf, who served as Chairman of ZAP since June of 2008.  Mr. Al Yousuf will remain a director on ZAP’s board.

 “The electric vehicle industry is on a new trajectory invigorated by a sense of urgency and support from both the governments of major nations and the auto industry globally,” said Dr. Lu.  “This situation is driven by demands for all alternatives to dependency on oil and strong interest from consumers as well as institutions in need of more ecological and economical alternative energy vehicles.  With the recent rapid advancement in battery and motor technologies, we are seeing practical and viable designs for electric vehicles offering a wide range of options in performance and capabilities.”

“ZAP has a long history in electric vehicles and extensive experience in electric power train conversion and new technology integration, so the company is well positioned to take the lead in providing a competitive, durable and quality product line working in partnership with established auto industry players. As Chairperson of ZAP, I will draw on my expertise in technologies and relationships with global partners and clients in this sector to enhance the Company’s product offerings and differentiated value while accelerating its market penetration,” she concluded.

Dr. Lu is currently the Managing Partner and Founder of Cathaya Funds, a global private equity fund based in Silicon Valley and China focusing on international business alliances in China. Its Hong Kong-based Better World International, Ltd. invests and develops electric vehicle technologies and electric fast charge smart grid infrastructure networks for power grid companies. ZAP recently announced Better World International's $25 million investment and financing with the company to help accelerate a multi-stage growth strategy on electric power train technologies, with integration of state of the art battery management systems, battery technologies as well as multi-gear motor engines.

Through her involvement with Cathaya Funds, Dr. Lu also is a principal in the foundation of China Broadband Inc., a company heavily invested in interactive broadband, wireless and cable media programming in China. For the five years prior, Dr. Lu was China Advisor to Mayfield Fund, a forty-year old venture capital firm with over $2.8 billion under management. Dr. Lu helped found GSR Fund for Mayfield, a venture capital fund in China overseeing more that $700 million in investments.

She holds a Ph.D. in Electrical Engineering and Computer Science from Northwestern University and B.S. and M.S. degrees in Computer Science and Mathematics (Honors) from the University of Wisconsin and has over 50 patents in the area of telecommunications and networking.

For more news and information on ZAP, visit www.IRGnews.com/coi/ZAAP where you can find the CEO's video, a fact sheet on the company, investor presentation, and more.

About ZAP

ZAP has been a leader in electric transportation since 1994, delivering over one hundred thousand vehicles to consumers in more than seventy-five countries. ZAP manufactures a line of electric vehicles, including electric city-cars and trucks, motorcycles, scooters, and ATVs. ZAP sells some of the only electric city-speed cars, trucks and vans in production today and is developing a freeway capable electric vehicle called the ZAP Alias. For product, dealer and investor information, visit http://www.zapworld.com.

About Better World International, Ltd.

Better World International Ltd., a BVI company with headquarters in Hong Kong, is focused on investing in developing electric car technologies and service businesses. It is working on joint partnerships in China that can build out the electric power infrastructure grid networks for electric cars, and on opportunities with companies that provide the core technologies to enhance electric power train conversion as well as improving fast charge pumps for recharge stations.

Forward-Looking Statement

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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Rachel Olson or Michael Crawford

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Laura Colontrelle